FOR IMMEDIATE RELEASE
Lawrence Kurzius promoted to McCormick Chief Executive Officer; Alan Wilson to continue as Executive Chairman of the Board

SPARKS, Md., December 1, 2015 – The Board of Directors of McCormick & Company, Incorporated (NYSE: MKC), a global leader in flavor, today announced the promotion of Lawrence E. Kurzius to President and Chief Executive Officer (CEO) for the company effective February 1, 2016. Alan D. Wilson will continue to serve as Executive Chairman of the Board. Mr. Kurzius was elected to the company’s board of directors on November 24, 2015.
Mr. Wilson served as Chairman, President and CEO for over eight years where he was responsible for McCormick’s worldwide business which now generates over $4.2 billion in annual sales. In January, Wilson transitioned responsibility for the company’s global operations to Kurzius who served as President and COO prior to his promotion to President and CEO.

“Alan has been a tremendous leader for McCormick since 2007. He’s been the driving force behind the company’s financial success. During his tenure as CEO, sales grew more than $1 billion to over $4.2 billion and market capitalization for the company doubled. Mr. Wilson personally championed innovation and major growth initiatives that allowed the company to outperform its peers. But the most impressive accomplishment was his passion for preserving the unique culture of this remarkable company. He truly believes in the power of people” said Michael D. Mangan, the lead director of the McCormick board.

Mr. Wilson and Mr. Kurzius have had a very successful partnership working closely together on major initiatives. Mr. Kurzius has been a key leader for McCormick for the past 12 years and has served as a member of the Management Committee since 2007. Prior to joining McCormick, he was the CEO for Zatarain’s where he worked for over 12 years until the company was purchased by McCormick. He also held marketing positions with Uncle Ben’s, a division of Mars Inc. and the Quaker Oats Company.

“I am extremely proud of what we’ve been able to accomplish at McCormick. Our Management Team is comprised of the best talent in the industry. We’ve been able to deliver consistent results for our investors and over 10,000 employees around the world and I look forward to continuing to work with them in my new role. I am particularly excited about my successor Lawrence Kurzius. He has a proven track record of delivering results and he understands and values the importance of continuing to grow the company while ensuring that McCormick remains a great place to work” said Alan Wilson.

“I am truly honored and excited about the opportunity to lead this great company. I’d like to personally thank Alan for his continued service to McCormick and his personal mentorship. The future for

McCormick is very promising and I look forward to working with all of our employees around the world” said Lawrence Kurzius, McCormick’s new President and CEO.

About McCormick

McCormick & Company, Incorporated is a global leader in flavor. With $4.2 billion in annual sales, the company manufactures, markets and distributes spices, seasoning mixes, condiments and other flavorful products to the entire food industry – retail outlets, food manufacturers and foodservice businesses. Every day, no matter where or what you eat, you can enjoy food flavored by McCormick. McCormick Brings Passion to Flavor™.

For more information, visit www.mccormickcorporation.com
# # #
For information contact:

Corporate Communications:
Lori Robinson (410) 527-6004 or lori_robinson@mccormick.com